                                                               EXHIBIT 99(B)(5)


                                                                           DRAFT
                                                                           -----
                                                                    CONFIDENTIAL
                                                                    ------------
                                Project Big Mac

                      Discussion Materials Prepared For
              The Independent Committee Of the Board Of Directors





                               SIMMONS & COMPANY

                                 INTERNATIONAL

                                  MARCH 1999


                               TABLE OF CONTENTS
                               -----------------
                                                                             TAB
                                                                             ---

STATUS UPDATE.............................................................    A


JUPITER VALUATION ANALYSIS................................................    B


MARS VALUATION ANALYSIS...................................................    C


ANALYSIS OF POTENTIAL COMBINATION.........................................    D


STRATEGIC ALTERNATIVES....................................................    E


                             TRANSMITTAL LETTER

This confidential memorandum ("Memorandum") has been prepared by Simmons & Company International ("Simmons") for the Independent Committee of the Board of Directors of Jupiter and Mars (the "Proposed Transaction").

This Memorandum is intended as background information for use by the Independent Committee and does not purport to be all- inclusive or to contain all of the information which the Independent Committee may desire or need to evaluate the Proposed Transaction.

In preparing this Memorandum, Simmons has relied on publicly avaliable financial and market information as well as internal information provided by Mars and Jupiter. Simmons has not independently verified such information but has relied on its preparers for its accuracy and completeness. Simmons, therefore, make no express or implied warranty with respect to the accuracy or completeness of the information is provided herein. Financial projections presented herein are based on managements' and third-party analyses of information available at the time this Memorandum was prepared, and there is no express or impiled warranty that any of the projections will be realized.


SIMMONS & COMPANY INTERNATIONAL

March 1999

--------------------------------------------------------------------------------

                                  Status Update

--------------------------------------------------------------------------------

Status Update
--------------------------------------------------------------------------------

o Mars has indicated that it may make an offer to acquire the outstanding publicly traded shares of Jupiter.

o The Independent Committee of the Board of Directors of Jupiter has been tasked with analyzing any offer which is received and advising the public shareholders of Jupiter of the merits, if any, of a proposal. Simmons has been retained by the Independent Committee to assist in this process.

o Simmons has reviewed and analyzed certain detailed internal information of Mars and Jupiter.

o Simmons has met with Robert H. Rawle, President and Chief Operating Officer of Jupiter and John Krueger, Vice President-Planning and Business Development of Jupiter, and discussed the business and outlook for the Company.

o We have also had limited discussions with Daniel Gaubert, Senior Vice President and Chief Financial Officer of Mars and Jupiter, regarding the business of both companies.

o Simmons has also utilized internal and external sources of information during its analysis.

o We have not, however, been permitted to meet with or talk to the senior operating management of Mars' divisions. Nor have we been permitted to discuss certain litigation issues with relevant Mars management.

o Simmons is working towards the goal of being ready to analyze a proposal, if or when made, and advise the Independent Committee of its merits.

--------------------------------------------------------------------------------

                           Jupiter Valuation Analysis

--------------------------------------------------------------------------------

Summary Of Jupiter Capitalization At March 1, 1999
--------------------------------------------------------------------------------
(Amounts in millions, except per share)

Cash                                                                  $   123.3
Pro Forma Investments In Debt Securities1                                 522.1
                                                                      ---------
      Total Cash                                                          645.4

Less: Operating Cash2                                                     (72.3)
                                                                      ---------
      Excess Cash                                                     $   573.1
                                                                      =========



Common Shares3                                                             39.3

Share Price                                                           $   20.88


Pro Forma Debt1                                                            50.7
Antitrust Liability                                                          --4
Preferred Stock Market Value                                              160.0
Common Equity Market Value                                                819.9
                                                                      ---------
      Total Market Capitalization                                       1,030.6

Less: Excess Cash                                                     $  (573.1)
                                                                      ---------
      Adjusted Market Capitalization                                  $   457.5
                                                                      =========

Common Equity Market Capitalization                                   $   819.9
Less: Excess Cash                                                        (573.1)
                                                                      ---------
      Adjusted Equity Market Capitalization                           $   246.8
                                                                      =========

Pro Forma Shareholders' Equity                                        $   703.1

Pro Forma Debt                                                             50.7
                                                                      ---------
      Total Book Capitalization                                           753.8

Less: Excess Cash                                                        (573.1)
                                                                      ---------
      Adjusted Book Capitalization                                    $   180.7
                                                                      =========

----------
1 Assumes paydown of $200 million of $250 million outstanding 9 3/8 percent senior subordinated notes at a total cost of $230 million.
2 Calculated as 5 percent of trailing 12 months' revenues.
3 Includes approximately 233,000 shares representing options on a treasury basis.
4 To be determined in aggregate and allocated between Jupiter and Mars, as appropriate.

Historical Stock Prices For Jupiter
--------------------------------------------------------------------------------

      [Graph of the Company's daily stock price close from March 1, 1995 to March 3, 1999; closing stock prices at March 1, 1995, 1996, 1997 and 1998 and March 3, 1999 were $22.38, $18.00, $23.38, $42.44 and $20.88, respectively]

Source: Bloomberg Financial Services.

Performance Of Jupiter Relative To Comparable Companies
--------------------------------------------------------------------------------

      [Graph of the Company's weekly stock price close indexed to January 5, 1995 compared with the daily stock price closes indexed to (equal to 100 on) January 5, 1996 for Bouygues Offshore, Cal-Dive International, Coflexip-Stena, Global Industries, Horizon Offshore, Gulf Island, Oceaneering and Stolt Comex ("Comparable Offshore Construction Companies") from January 5, 1996 to March 3, 1999: stock price indices for the above comparable companies on March 3, 1999 were 171, 178, 145, 136, 155, 147, 80 and 227, respectively, and for the
Company's stock price was 112.]

Source: Bloomberg Financial Services.

Jupiter Relative To Market Indices
--------------------------------------------------------------------------------

o     Jupiter has generally tracked the OSX1 since January 1996.

      [Graph of the Company's daily stock price close indexed to January 5, 1996 compared with the daily stock price closes indexed to (equal to 1 on) January 5, 1996 of an index of the Comparable Offshore Construction Companies, the Oil Service Index ("OSX") and the Dow Jones Industrial Average from January 5, 1996 to March 3, 1999; the values of the above indices at March 3, 1999 were 1.68, 1.13, and 1.76, respectively, and the Company's stock price was 1.34]

Source: Factset. Index Consists of: Bouygues, Cal Dive, Coflexip, Global, Gulf Island, Horizon Offshore, Oceaneering and Stolt Comex. Indexed as of January 2, 1996.

----------

1 Index of 15 large oil service companies used to price options on the Philadelphia Exchange.

Summary Descriptions Of Offshore Construction Companies1
--------------------------------------------------------------------------------
(Dollar amounts in millions)

         Name                                      Description
---------------------------------   --------------------------------------------

Bouygues Offshore S.A.              Designs, constructs, installs and manages
    ("Bouygues")                    onshore and offshore oil and gas
                                    production-related turnkey projects. Also provides maintenance services for refineries, petrochemical plants and offshore platforms, engages in maritime and river-related civil projects and designs and constructs liquefied natural gas terminals and storage tanks. Operates a fleet of two jackup barges, two pipelay/derrick barges, two pipelay barges, a derrick barge and five other barges. Focuses on Africa, Europe and Asia Pacific. Based in France.

Cal Dive International, Inc.        Provides construction, maintenance,
    ("Cal Dive")                    decommissioning, abandonment and salvage
                                    services in the U.S. GOM. Construction fleet includes one semisubmersible DP DSV, a deepwater service barge, two moored saturation MSVs, three other DSVs, two ROVs and a salvage barge. Based in Houston, Texas.

Coflexip SA                         Provides design, engineering, procurement,
    ("Coflexip")                    construction and project management services
                                    for subsea oil and gas projects. Designs and manufactures flexible pipe and transmission cables. Focuses mainly in the North Sea with smaller operations in Brazil, Asia Pacific, West Africa and the U.S. GOM. Operates a fleet of four pipelay vessels and seven subsea construction vessels. Based in
                                    France.

Global Industries, Ltd.             Provides pipeline construction, platform
    ("Global")                      installation and removal, diving services
                                    and construction support services primarily in the U.S. GOM with smaller operations in West Africa, Asia Pacific, the Middle East and Latin America. Operates a fleet of 17 pipelay/derrick barges, 4 derrick barges, 2 pipelay barges, 22 liftboats, 24 DSV/OSVs and a SWATH vessel and 5 other support vessels. Based in Louisiana.

Gulf Island Fabrication, Inc.       Fabricates offshore drilling and production
    ("Gulf Island")                 platforms and other specialized structures
                                    used in the development of offshore oil and gas reserves including jackets, deck sections, hulls, piles and well protectors.
                                    Focuses primarily on the U.S. GOM with
                                    smaller operations in West Africa and Latin
                                    America. Based in Louisiana.

Horizon Offshore, Inc.              Provides marine construction services to the
    ("Horizon Offshore")            offshore oil and gas industry primarily in
                                    the United States Gulf of Mexico. The
                                    company's marine fleet is used primarily to install marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems. Based in Houston, Texas.

Oceaneering International, Inc.     Provides underwater intervention and above
    ("Oceaneering")                 water inspection, maintenance and repair
                                    services for offshore platforms, pipelines and subsea equipment. Also provides engineers, procures, constructs and operates
                                    FPSOs and ultra-deepwater ROVs. Focuses in the U.S. GOM with smaller operations in Europe, West Africa and Asia Pacific.
                                    Operates the largest fleet of ROVs in the world. Based in Houston, Texas.

Stolt Comex Seaway, S.A.            Provides seabed survey and subsea drilling
    ("Stolt")                       support services as well as subsea
                                    engineering, procurement, installation,
                                    commissioning, maintenance, repair and
                                    decommissioning services to the offshore oil and gas industry. Focuses mainly on the North Sea with smaller operations in Africa, the Middle East, Asia Pacific, South America and the U.S. GOM. Operates a fleet of 1 flowline vessel, 3 flowline/subsea construction vessels, 26 DSVs (21 from Ceanic), a heavy lift crane barge and 3 other vessels. Based in Scotland.

----------

1 Fleet statistics from the latest annual report. Stolt is adjusted for the acquisition of Ceanic.

Summary Descriptions Of Oil Service Companies
--------------------------------------------------------------------------------
(Dollar amounts in millions)

         Name                                      Description
---------------------------------   --------------------------------------------

BJ Services Co.                     Provides pressure pumping services
   ("BJ Services")                  consisting of well stimulation, cementing,
                                    sand control and coiled tubing services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. Other oilfield services include casing and tubular services provided to the oil and gas exploration and production industry, commissioning and inspection services provided to refineries, pipelines and offshore platforms, specialty chemical services and downhole tools. Based in Houston, Texas.

Cooper Cameron Corporation          Manufacturer of oil and gas pressure control
   ("Cooper Cameron")               equipment, including valves, wellheads,
                                    chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. Cooper Cameron is also a leading manufacturer of gas turbines, centrifugal gas and air compressors, integral and separable reciprocating engines, compressors and turbochargers.
                                    Based in Houston, Texas.

National-Oilwell, Inc.              Designs, manufactures and sells machinery
   ("National-Oilwell")             and equipment and in the distribution of
                                    maintenance, repair and operating ("MRO") products used in oil and gas drilling and production. Machinery and equipment include drawworks, mud pumps and power swivels, which are the major mechanical components of rigs used to drill oil and gas wells. many of these components are designed specifically for applications in offshore, extended reach and deep land drilling. Based in Houston, Texas.

Smith International, Inc.           Provides a comprehensive line of
   ("Smith International")          technologically advanced products and
                                    engineering services, including drilling and completion fluid systems, solids control equipment, waste management services, three-cone drill bits, diamond drill bits, fishing services, drilling tools, underreamers, sidetracking systems and liner hangers. Based in Houston, Texas.

Tidewater, Inc.                     Provides offshore supply vessels and marine
   ("Tidewater")                    support services serving the energy
                                    industry. With a fleet of approximately 700 vessels, the company operates, and has a leading market share, in most of the world's significant oil and gas exploration and production markets and provides services supporting all phases of offshore exploration, development and production.
                                    Based in Louisiana.

Summary Descriptions Of Engineering And Construction ("E&C") Companies
--------------------------------------------------------------------------------
(Dollar amounts in millions)

         Name                                      Description
---------------------------------   --------------------------------------------

Fluor Corp.                         Provides design, engineering, procurement,
   ("Fluor")                        construction, maintenance and other
                                    diversified services on a worldwide basis to an extensive range of industrial, commercial, utility, natural resources, energy and governmental clients. Based in California.

Foster Wheeler Corp.                Designs, engineers and constructs petroleum,
   ("Foster Wheeler")               chemical and petrochemical facilities
                                    including power generation and distribution facilities, water treatment facilities and process plants. Also designs and manufactures steam generating and auxiliary equipment including boilers and steam condensers. Builds, owns and operates power co-generation and independent power generation and process facilities. Focuses on the U.S., Europe, China, Southeast Asia and the Middle East. Based in New Jersey.

Granite Construction Inc.           The largest transportation contractor in the
   ("Granite")                      U.S. concentrating on roads, highways,
                                    bridges, dams, tunnels, mass transit
                                    facilities and airports. Also constructs buildings, plants and subdivisions as well as owns and operates 108 construction material processing plants. Based in
                                    California.

Morrison Knudsen Corp.              Provides international engineering and
   ("Morrison Knudsen")             construction management services to
                                    industrial companies, electric utilities and public agencies. Constructs highways, airports and railways. Provides environmental and hazardous material remediation and contract mining and mine planing services. Based in Idaho.

Stone & Webster Inc.                Provides complete engineering, design,
   ("Stone & Webster")              construction and full environmental services
                                    for power, process, governmental,
                                    industrial, transportation and civil works projects. Based in Boston, Massachusetts.

Summary Financial Performance Of Comparable Companies
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                                                     Offshore Construction Companies
                        ------------------------------------------------------------------------------------------
                                                                        Gulf      Horizon
                        Bouygues    Cal Dive   Coflexip    Global1     Island    Offshore   Oceaneering    Stolt
                        --------    --------   --------   --------    --------   --------   -----------   --------
TTM Ended                6/30/98     9/30/98    9/30/98    9/30/98     9/30/98    9/30/98     9/30/98     11/30/98
Current Year Ended      12/31/98    12/31/98   12/31/98   12/31/98    12/31/98   12/31/98     3/31/99     11/30/99

Adjusted Market Value   $  310.3    $  192.4   $1,082.2   $  700.2    $   75.6   $  163.5     $ 325.1     $  600.3
Adjusted Book Value          NMF        89.4      578.0      605.8        65.6      152.5       262.4        629.0

TTM Results
Revenues                $  832.8    $  148.1   $1,320.9   $  420.7    $  184.2   $  101.7     $ 381.3     $  766.4

Gross Profit               130.9        56.9      403.8      156.4        37.9       27.6       107.2        182.0
Gross Margin                15.7%       38.4%      30.6%      37.2%       20.6%      27.1%       28.1%        23.7%

EBITDA                      48.5        41.4      296.5      131.2        31.9       20.7        66.4        115.4
EBITDA Margin                5.8%       28.0%      22.4%      31.2%       17.3%      20.3%       17.4%        15.1%

Net Income                  37.7        23.8      137.4       55.0        17.7       10.1        23.8         49.2
Net Income Margin            4.5%       16.1%      10.4%      13.1%        9.6%       9.9%        6.2%         6.4%

Cash Flow                   54.7        32.3      219.3       93.9        21.6       13.4        50.3         95.9
Cash Flow Margin             6.6%       21.8%      16.6%      22.3%       11.7%      13.2%       13.2%        12.5%

Projected Results2
1998 EBITDA             $   53.6    $   41.9   $  280.7   $  116.9    $   32.8   $   27.5     $  72.3         N/A
1999 EBITDA                 62.3        34.0      265.3       85.2        21.7       22.3        74.6     $  132.5
2000 EBITDA                 N/A         40.5       N/A       112.6        25.3       15.1        N/A         152.8

1998 Net Income             42.3        23.4      124.4       49.6        18.7       13.7        25.3         N/A
1999 Net Income             50.4        18.3      114.4       29.0        11.5       10.3        26.6         53.4
2000 Net Income             N/A         22.6       N/A        46.8        13.8       15.9        N/A          66.6

1998 Cash Flow              58.8        32.0      213.7       79.7        22.9       17.8        53.5         N/A
1999 Cash Flow              66.9        26.9      203.7       59.1        15.6       14.5        54.8        100.1
2000 Cash Flow              N/A         31.1       N/A        76.9        18.0       20.0        N/A         113.3

                                                Oil Service Companies
                        -------------------------------------------------------------------
                           BJ      Cooper     National-    Smith
                        Services   Cameron     Oilwell  International  Tidewater   Jupiter
                        --------   --------   --------- -------------  ---------   --------
TTM Ended               12/31/98    9/30/98     9/30/98    9/30/98     12/31/98     3/31/99
Current Year Ended       9/30/99   12/31/98    12/31/98   12/31/98      3/31/99     3/31/99

Adjusted Market Value   $1,445.1   $1,855.2    $  695.2   $1,967.8     $1,130.7    $  457.5
Adjusted Book Value      1,390.0    1,250.3       578.2    1,422.6      1,010.7       180.7

TTM Results
Revenues                $1,406.5   $1,941.4    $1,257.3   $2,247.0     $1,013.8    $1,293.0

Gross Profit               285.4      582.0       321.9      760.8        471.1       271.4
Gross Margin                20.3%      30.0%       25.6%      33.9%        46.5%       21.0%

EBITDA                     236.8      340.4       179.7      347.2        397.8       161.3
EBITDA Margin               16.8%      17.5%       14.3%      15.5%        39.2%       12.5%

Net Income                  80.3      164.3        88.1      133.4        220.8       113.6
Net Income Margin            5.7%       8.5%        7.0%       5.9%        21.8%        8.8%

Cash Flow                  173.7      235.4       111.4      200.4        308.2       169.6
Cash Flow Margin            12.3%      12.1%        8.9%       8.9%        30.4%       13.1%

Projected Results2
1998 EBITDA             $  318.7   $  340.1    $  179.6   $  309.5     $  380.5    $  161.3
1999 EBITDA                193.4      210.2       100.1      220.5        205.9        99.8
2000 EBITDA                229.1      233.2       111.2      252.2          N/A       108.5

1998 Net Income            117.2      153.4        82.7      101.5        194.6       113.6
1999 Net Income             35.8       68.9        33.4       43.6         81.2        45.8
2000 Net Income             59.0       83.9        40.3       64.2          N/A        58.5

1998 Cash Flow             224.7      224.5       105.9      170.4        289.9       169.6
1999 Cash Flow             143.3      140.0        56.6      112.6        176.4       101.2
2000 Cash Flow             166.5      155.0        63.5      133.2          N/A       106.3

Note: Calendar years for comparable companies are compared to next fiscal year (March 31 year-end) for Jupiter and Mars in this document.

----------
1 Global is changing its year end to December.
2 Source: First Call.

Relative Revenue Growth Performance: Jupiter
--------------------------------------------------------------------------------

     [Graph of 5-year, 3-year and 1-year revenue compounded annual growth rates Comparing the Company with the Comparable Offshore Construction Companies and Cooper Cameron, National Oilwell, Tidewater, BJ Services and Smith International (Comparable Oil Service Companies) the 5-year, 3-year and 1-year average revenue growth rates for the Company were 2.8%, 0.9% and (30.3%), respectively, compared to ranges of 9.4% to 41.3%, 12.7% to 59.4% and 6.5% to 53.1%, respectively, for the Comparable Offshore Construction Companies and ranges of 7.0% to 57.2%, 18.0% to 34.3% and (8.8%) to 27.0%, respectively for the Comparable Oil Service Companies]

----------
1 Excludes Horizon Offshore.

Relative Profitability Performance: Jupiter
--------------------------------------------------------------------------------

      [Graphs of 5-year, 3 year and 1 year EBITDA margin averages comparing the Company with the Comparable Offshore Construction Companies and Stone & Webster, Morrison Knudsen, Fluor, Foster Whealer and Granite ("Comparable E&C Companies"), the 5-year, 3-year and 1-year average EBITDA margins for the Company were 10.4%, 9.8% and 12.5%, respectively, compared to ranges of 6.7% to 28.5%, 6.2% to 30.1% and 5.1% to 31.5%, respectively, for the Comparable Offshore Construction Companies and ranges of 2.7% to 7.6%, 4.4% to 7.7% and 3.8% to 8.0%, respectively, for the Comparable E&C Companies]

----------
1 Excludes Horizon Offshore.

Summary Valuation Multiples Of Comparable Companies
--------------------------------------------------------------------------------

                                                     Offshore Construction Companies
                            ----------------------------------------------------------------------------------
                                                                     Horizon     Gulf
                            Bouygues   Cal Dive  Coflexip   Global   Offshore    Island   Oceaneering    Stolt
                            --------   --------  --------   ------   --------    ------   -----------    -----
Adjusted Market Value To:
Adjusted Book Value            NMF       2.2x      1.9x       1.2x      1.1x       1.2x      1.2x         1.0x

1998 EBITDA                   5.8x       4.6x      3.9x       6.0x      5.9x       2.3x      4.5x         5.2x
1999 EBITDA                   5.0x       5.7x      4.1x       8.2x      7.3x       3.5x      4.4x         4.5x
2000 EBITDA                    N/A       4.7x       N/A       6.2x     10.8x       3.0x       N/A         3.9x

Equity Value To:
1998 Net Income              10.7x       9.0x      8.6x       9.7x      8.1x       4.0x      9.3x         7.7x
1999 Net Income               9.0x      11.5x      9.3x      16.5x     10.7x       6.6x      8.8x         7.1x
2000 Net Income                N/A       9.4x       N/A      10.3x      7.0x       5.5x       N/A         5.7x

1998 Cash Flow                7.7x       6.6x      5.0x       6.0x      6.2x       3.3x      4.4x         4.0x
1999 Cash Flow                6.7x       7.9x      5.2x       8.1x      7.6x       4.8x      4.3x         3.8x
2000 Cash Flow                 N/A       6.8x       N/A       6.2x      5.5x       4.2x       N/A         3.3x

                                             Oil Service Companies                        Jupiter
                               ---------------------------------------------------------------------------
                                  BJ     Cooper    National-    Smith
                               Services  Cameron    Oilwell  International  Tidewater  Initial1   Revised2
                               --------  -------    -------  -------------  ---------  --------   --------
Adjusted Market Value To:
Adjusted Book Value              1.0x      1.5x       1.2x         1.4x         1.1x                 2.5x

1998 EBITDA                      4.5x      5.5x       3.9x         6.4x         3.0x                 2.8x
1999 EBITDA                      7.5x      8.8x       6.9x         8.9x         5.5x       6.3x      5.0x
2000 EBITDA                      6.3x      8.0x       6.3x         7.8x          N/A                 4.2x

Equity Value To:
1998 Net Income                  8.1x      8.9x       5.7x        11.8x         5.9x                 2.9x3
1999 Net Income                 26.6x     19.8x      14.1x        27.4x        14.1x       NMF      26.7x3
2000 Net Income                 16.1x     16.3x      11.7x        18.6x          N/A                 7.8x3

1998 Cash Flow                   4.2x      6.1x       4.4x         7.0x         3.9x                 1.7x3
1999 Cash Flow                   6.6x      9.8x       8.3x        10.6x         6.5x       4.7x      3.8x3
2000 Cash Flow                   5.7x      8.8x       7.4x         9.0x          N/A                 3.1x3

----------
1 Initial Jupiter projection based on field level estimates.
2 Revised Jupiter projection after corporate modifications.
3 Net income and cash flow multiples have been adjusted to exclude the effects of excess cash.

Comparison Of Multiples
--------------------------------------------------------------------------------

                                              Jupiter
                                      -----------------------    Representative
       Mars Fiscal Years                Initial      Revised        Multiples
------------------------------        -----------   ---------    --------------
Adjusted Market Value To:

Adjusted Book Value                                   2.5x        1.1x -  1.5x

1999 EBITDA                                           2.8x        4.5x -  5.5x
2000 EBITDA                              6.3x         5.0x        4.5x -  6.0x
2001 EBITDA                                           4.2x        4.0x -  5.0x

Equity Value To:

1999 Net Income                                       2.9x        7.0x - 10.0x
2000 Net Income                           NMF        26.7x        9.0x - 12.0x
2001 Net Income                                       7.8x        8.0x - 11.0x

1999 Cash Flow                                        1.7x        4.0x -  5.5x
2000 Cash Flow                           4.7x         3.8x        4.5x -  6.5x
2001 Cash Flow                                        3.1x        4.0x -  5.5x

Comparison Of Calendar 1999 EPS Estimates1
--------------------------------------------------------------------------------

o Analysts' mean estimates of Jupiter's fiscal year 2000 EPS have been revised downwards over time, like the 1999 estimates of the comparable companies.

      Historical 1999 EPS Estimates:             Historical 1999 EPS Estimates:
Jupiter Vs. Offshore Construction Companies    Jupiter Vs. Oil Service Companies

      [Graphs of monthly First Call 1999 EPS estimates for the Company, the Comparable Offshore Construction Companies and the Comparable Oil Service Companies indexed to (equal to 100 on) January 1998, from January 1998 to January 1999; the index of the Company's 1999 EPS estimate in January 1999 was 37.3, compared to a range of 61.3 to 113.8 for the Comparable Offshore Construction Companies and a range of 21.3 to 48.8 for the Comparable Oil Service Companies]


Source: First Call

----------
1 Compares Jupiter fiscal year 2000 projected results to the 1999 projected results for the comparable companies.

Summary Of Comparable Transactions
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o Simmons reviewed recent transactions involving companies with exposure to offshore oil and gas activity and which had a transaction value of at least $200 million.

                                                                                  Transaction
  Date              Acquiror                        Target                           Value               Target Sector
--------    -------------------------     -------------------------------------   -----------     --------------------------------
12/01/98    R&B Falcon                    Cliffs Drilling                          $   504.0      Offshore Driller
 9/29/98    Halliburton                   Dresser Industries                         5,512.4      Large Capitalization/Diversified
 8/31/98    Schlumberger                  Camco                                      2,970.0      Large Capitalization/Diversified
 8/18/98    Stolt Comex Seaway SA         Ceanic (fka American Oilfield Divers)        218.0      Offshore Construction
 8/10/98    Baker Hughes                  Western Atlas                              3,420.0      Large Capitalization/Diversified
 5/27/98    EVI                           Weatherford Enterra                        2,477.2      Large Capitalization/Diversified
12/31/97    Falcon Drilling               Reading & Bates                            2,715.8      Offshore Driller
 5/16/97    Tidewater                     OIL Ltd (Ocean Group)                        542.7      Offshore Transportation
 3/10/97    Pride Petroleum Services      Forasol-Foramer NV                           410.9      Offshore Driller
12/01/96    Offshore Logistics            Bristow Helicopter Group                     338.5      Offshore Transportation
11/12/96    Parker Drilling               Mallard Bay Drilling Barge (EVI)             335.0      Offshore Driller
 9/01/96    Sonat Offshore Drilling       Transocean ASA                             1,680.7      Offshore Driller
 7/01/96    Noble Drilling                Neddrill                                     398.8      Offshore Driller
 6/12/96    ENSCO International           Dual Drilling                                405.7      Offshore Driller
 4/29/96    Diamond Offshore              Arethusa Offshore                            986.6      Offshore Driller
 3/13/96    Tidewater                     Hornbeck                                     302.0      Offshore Transportation
10/06/95    Transocean Offshore ASA       Wilrig                                       286.8      Offshore Driller
10/05/95    Weatherford International     Enterra                                      735.2      Large Capitalization/Diversified
 1/01/95    Mars                          Offshore Pipelines                           405.7      Offshore Construction

Summary Of Comparable Transactions
--------------------------------------------------------------------------------
(Dollar amounts in millions)

o Jupiter has higher revenues, but lower EBITDA margins than the majority of the companies included in the comparable transaction analysis. Jupiter's conservative capital structure results in the company's net income margins being higher than most of the comparable target companies.

o The trailing 12-month margins for Jupiter compared to those of the comparables also reflects the timing of the transaction relative to overall oil service industry activity.

                                                                                   Acquired Company's TTM Results
                                                                   -------------------------------------------------------------
                                                   Transaction                                 EBITDA                 Net Income
  Date                     Target                     Value         Revenues     EBITDA        Margin   Net Income      Margin
--------    -------------------------------------  -----------     ---------     -------       ------   ----------    ----------
12/01/98    Cliffs Drilling                         $   504.0      $   342.0     $ 133.5        39.0%    $  55.1         16.1%
 9/29/98    Dresser Industries                        5,512.4        7,457.9       863.0        11.6       310.4          4.2
 8/31/98    Camco                                     2,970.0          946.4       244.1        25.8       107.7         11.4
 8/18/98    Ceanic (fka American Oilfield Divers)       218.0          153.7        19.3        12.6         2.5          1.6
 8/10/98    Western Atlas                             3,420.0        1,768.9       635.1        35.9       114.8          6.5
 5/27/98    Weatherford Enterra                       2,477.2        1,084.0       303.9        28.0       112.9         10.4
12/31/97    Reading & Bates                           2,715.8          312.5       153.3        49.1        85.3         27.3
 5/16/97    OIL Ltd (Ocean Group)                       542.7          138.4        45.5        32.9        20.2         14.6
 3/10/97    Forasol-Foramer NV                          410.9          199.5        19.9        10.0       (11.0)        (5.5)
12/01/96    Bristow Helicopter Group                    338.5          233.2        48.0        20.6         5.4          2.3
11/12/96    Mallard Bay Drilling Barge (EVI)            335.0           82.6        23.2        28.1         7.1          8.6
 9/01/96    Transocean ASA                            1,680.7          341.6        52.7        15.4        (5.9)        (1.7)
 7/01/96    Neddrill                                    398.8          135.6        44.8        33.0         2.0          1.5
 6/12/96    Dual Drilling                               405.7           81.2        16.6        20.4       (14.6)       (18.0)
 4/29/96    Arethusa Offshore                           986.6          114.3        21.8        19.1        (7.9)        (6.9)
 3/13/96    Hornbeck                                    302.0           59.0        25.0        42.4         7.6         12.9
10/06/95    Wilrig                                      286.8           76.1        18.4        24.2         5.4          7.1
10/05/95    Enterra                                     735.2          456.4        77.7        17.0        16.0          3.5
 1/01/95    Offshore Pipelines                          405.7          427.1        47.8        11.2        22.3          5.2

            Jupiter                                        --      $ 1,293.0     $ 175.6        13.6%    $ 151.4         11.7%

Summary Of Comparable Transactions
--------------------------------------------------------------------------------

o Transaction values are highly dependent on the oil service industry outlook at the time the transaction is negotiated. As a result, transaction multiples of trailing 12-month results become less meaningful during periods of high industry volatility, such as recently.

                                                      Ratio Of Transaction Value          Ratio Of Equity Value To
                                                      --------------------------       -----------------------------
                                                          TTM           TTM               TTM          Adjusted Book
  Date                       Target                     Revenue        EBITDA          Net Income          Value
--------      -------------------------------------   -----------    -----------       ----------      -------------
12/01/98      Cliffs Drilling                            1.5x            3.8x              9.1x             1.3x
 9/29/98      Dresser Industries                         0.7x            6.4x             17.2x             2.4x
 8/31/98      Camco                                      3.1x           12.2x             27.6x             3.5x
 8/18/98      Ceanic (fka American Oilfield Divers)      1.4x           11.3x               NMF              N/A
 8/10/98      Western Atlas                              1.9x            5.4x             29.8x             1.7x
 5/27/98      Weatherford Enterra                        2.3x            8.2x             21.9x             2.3x
12/31/97      Reading & Bates                            8.7x           17.7x             29.2x             3.8x
 5/16/97      OIL Ltd (Ocean Group)                      3.9x           11.9x             26.4x              NMF
 3/10/97      Forasol-Foramer NV                         2.1x           20.6x               NMF             1.6x
12/01/96      Bristow Helicopter Group                   1.5x            7.1x             34.9x             1.6x
11/12/96      Mallard Bay Drilling Barge (EVI)           4.1x           14.4x               NMF             2.9x
 9/01/96      Transocean ASA                             4.9x           31.9x               NMF             3.2x
 7/01/96      Neddrill                                   2.9x            8.9x               NMF              N/A
 6/12/96      Dual Drilling                              5.0x           24.4x               NMF             1.6x
 4/29/96      Arethusa Offshore                          8.6x           45.3x               NMF             3.5x
 3/13/96      Hornbeck                                   5.1x           12.1x             39.5x             2.8x
10/06/95      Wilrig                                     3.8x           15.6x             31.0x             1.2x
10/05/95      Enterra                                    1.6x            9.5x             37.8x             1.3x
 1/01/95      Offshore Pipelines                         0.9x            8.5x             14.5x             1.6x
              Average                                    3.4x           14.5x             42.7x             2.3x

--------------------------------------------------------------------------------------------------------------------
              Jupiter1                                   0.3x            2.8x              2.9x             2.5x
--------------------------------------------------------------------------------------------------------------------

----------

1 Excluding any acquisition premium.

Weekly Average Trading Volume1
--------------------------------------------------------------------------------

      [Graphs comparing the Company's weekly average trading volume from January 1, 1998 to March 3, 1999 expressed as a percent of shares outstanding and as a dollar amount compared with that of the Comparable Offshore Construction Companies and Comparable Oil Service Companies; the Company's average weekly trading volume, as a percent of shares outstanding was 1.18%, compared to ranges of 0.54% to 5.25% for the Comparable Offshore Construction Companies and 2.15% to 7.06% for the Comparable Oil Service Companies, the Company's average weekly trading volume, in dollars, was $9.5 million, compared to ranges of $1.5 million to $27.3 million for the Comparable Offshore Construction Companies and $11.3 million to $92.1 for the Comparable Oil Service Companies]

----------

1 Average since January 1, 1998.

Ownership Of Jupiter
--------------------------------------------------------------------------------
(Share amounts in thousands)

o Mars owns approximately 63 percent of Jupiter with 13(f) institutions representing the bulk of the remaining shareholders.

                                                                            Percent Of Total
                                                     Number Of Shares            Shares
                                                           Held                Outstanding
                                                     ----------------       ----------------
Wellington Management Co.                                  2,168                  5.6%
Prudential Insurance Co.                                   1,366                  3.5
Lynch & Mayer, Inc.                                        1,063                  2.7
Brahman Capital Corp.                                      1,039                  2.7
Barrow Hanley Mewhinney                                      634                  1.6
Wanger Asset Management LP                                   628                  1.6
Friess Associates, Inc.                                      539                  1.4
Fidelity Management & Resources Corp.                        537                  1.4
State Street Research & Management                           448                  1.1
NewSouth Capital Management                                  295                  0.8
California Public Employees Retirement System                282                  0.7
Duquesne Capital Management LLC                              260                  0.7
Chase Manhattan Corp.                                        251                  0.6
Iridian Asset Management                                     231                  0.6
Capital Guardian Trust                                       215                  0.6
Kalmar Investments, Inc.                                     192                  0.5
Kirr Marbach & Co.                                           190                  0.5
American Century Companies                                   188                  0.5
Scott & Stringfellow Capital                                 172                  0.4
Advantus Capital Management                                  133                  0.3
                                                         -------               ------
   Total Top 20 13(f) Institutions1                       10,831                 27.8

Other 13(f) Institutions1                                  1,525                  3.9
Management And Board Of Directors2                           147                  0.4
Mars1                                                     24,668                 63.3
   Other                                                   1,803                  4.7
                                                         -------               ------
   Total3                                                 39,041                100.0%
                                                         =======               ======

----------
1 Source: CDA Spectrum-13(f) Institutional Stock Holdings as of September 30,
  1998 and Jupiter Proxy dated July 1, 1998.
2 Holdings as stated in July 1998 proxy statement.

3 Shares outstanding as of December 31, 1998.

Wall Street's Views On Jupiter
--------------------------------------------------------------------------------

                         Rating/
   Analyst/Date        Stock Price                Selected Comments
--------------------   -----------      ----------------------------------------
Johnson Rice               Buy          "Despite reducing our estimates, we
  1/28/99                $24.00         believe Jupiter remains an inexpensive
                                        stock on a variety of measures."

                                        "The next 12-18 months will be the most
                                        challenging that the oilfield services
                                        market has seen in a long time. The
                                        effect of sustained low oil prices has
                                        taken its toll in the form of sharply
                                        reduced capital spending plans by oil
                                        companies (estimates range down 20-40
                                        percent), with many projects delayed or
                                        deferred."

Salomon Smith Barney    Outperform      "The deteriorating outlook for marine
      1/28/99             $24.00        construction is causing us to lower our
                                        fiscal 2000 estimates."

                                        "Management commented on the prospects
                                        for further equity restructuring
                                        emphasizing continued organizational
                                        restructuring, but an inclination to
                                        make incremental changes over a more
                                        extended period than originally
                                        anticipated."

Howard, Weil            Initiating      "Because of the eroding fundamentals
  1/19/99                Coverage       facing the oil service sector, we view
                         $24 7/8        Jupiter's sound balance sheet,
                                        cost-cutting efforts and working capital shrinkage as worthy of close scrutiny from investors seeking an alternative within the oil service sector."

                                        "Jupiter through a series of asset
                                        rationalizations and cost cutting, has
                                        positioned itself to weather the current malaise afflicting the oil service industry."

                                        "We believe the service stocks,
                                        including Jupiter, will continue to test new lows. We feel that the current operating environment for our universe of companies may actually be worse than even hardened skeptics tend to believe."

Johnson Rice               Buy          "Even though the current industry
  12/3/98                $25.75         environment is difficult, we reiterate
                                        our Buy rating based on stock valuation
                                        and management's commitment to
                                        increasing shareholder value."

                                        "Since new management assumed control of the company in March 1997, financial results have improved significantly."

                                        "Persistently low oil prices through
                                        1998 have reduced spending to the point
                                        were cutbacks have affected the earnings outlook for marine construction companies."

--------------------------------------------------------------------------------

                             Mars Valuation Analysis

--------------------------------------------------------------------------------

[Graphs comparing the Company's daily stock price close as a dollar amount and indexed to (equal to 100 on) January 1, 1996 with that of the Parent from January 1, 1995 to March 3, 1999; the Company's stock price and Parent's stock price on January 1, 1996, 1997, 1995 and 1999 and March 5, 1999 were $18,38 and $21.60, $21.88 and $16.62, $41.94 and $35.75, $24.00 and $24.25 and 20.88 and
$10.75, respectively; the indices of the Company's stock prices and the Parent's stock price on March 3, 1989 were 113.6 and 51.9, respectively].

Summary Of Mars Capitalization At March 1, 1999
--------------------------------------------------------------------------------
(Amounts in millions, except per share)

                                                                             Excluding
                                            Consolidated      Beneficial      Jupiter
                                            ------------      ----------     ---------
Cash                                         $     265.3     $     226.9     $    142.0
Pro Forma Investments In Debt Securities1          890.7           728.2          368.6
                                             -----------     -----------     ----------
    Total Cash                                   1,156.0           955.1          510.6

Less Operating Cash2                              (166.3)         (143.8)         (94.0)
                                             -----------     -----------     ----------
    Excess Cash                              $     989.7     $     811.4     $    416.6
                                             ===========     ===========     ==========
Common Shares3                                      60.2            60.2            N/A
Share Price                                  $     19.75     $     19.75            N/A

Pro Forma Debt                                     403.6           387.8          352.9
Antitrust Liability                                   --4             --             --
Net Environment Liability                          144.1           144.1          144.1
Post-Retirement Benefit                             24.3            24.3           24.3
Minority Interest                                  304.95             --             --
Common Equity Market Value                       1,188.4         1,188.4          513.5
                                             -----------     -----------     ----------
    Total Market Capitalization                  2,065.3         1,744.6        1,034.7

Less: Excess Cash                                 (989.7)         (811.4)        (416.6)
                                             -----------     -----------     ----------
    Adjusted Market Capitalization           $   1,075.6     $     933.2     $    618.1
                                             ===========     ===========     ==========
Common Equity Market Capitalization              1,188.4         1,188.4          513.5
Less: Excess Cash                                 (989.7)         (811.4)        (416.6)
                                             -----------     -----------     ----------
    Adjusted Equity Market Capitalization    $     198.7     $     377.0     $     96.8
                                             ===========     ===========     ==========
Stockholders' Equity                               830.1           830.1          499.7
Debt                                               403.6           387.8          352.9
Minority Interest                                  212.76             --             --
Less: Excess Cash                                 (989.7)         (811.4)        (416.6)
                                             -----------     -----------     ----------
    Adjusted Book Value                      $     456.7     $     406.6     $    436.0
                                             ===========     ===========     ==========

----------
1 Assumes paydown of $200 million of Jupiter's outstanding $250 million 9 3/8 percent senior subordinated notes at a total cost of $230 million.
2 Calculated as 5 percent of trailing 12 months revenues.
3 Includes approximately 1,057,000 shares representing stock options on a treasury basis.
4 To be determined in aggregate and allocated between Jupiter and Mars, as appropriate.
5 Market value.

6 Book value.

Historic Stock Price For Mars
--------------------------------------------------------------------------------

      Graph of the daily stock price close of the Parent from March 1, 1995 to March 3 1999; The Parent's stock prices at March 1, 1995, 1996, 1997 and 1998, and March 3, 1999 were $27.88, $19.25, $22.25, $38.94 and $19.75, respectively.

Source: Bloomberg Financial Services.

Performance Of Mars Relative To Offshore Construction Companies
--------------------------------------------------------------------------------

      [Graph comparing the Parent's daily stock price indexed to (equal to 100 on) January 5, 1996 compared with those of the Comparable Offshore Construction Companies and an index comprising the Comparable Offshore Construction Companies from January 5, 1996 to March 3, 1999, the index of the Parent's stock price on March 3, 1999 was 97, compared to a range of 80 to 227 for the Comparable Construction Companies]


Source: Bloomberg Financial Services.

----------
1 Index includes BWG, CDIS, CXIPY, GLBL, HOFF, OII and SCSWF.

Performance Of Mars Relative To Comparable E&C Companies
--------------------------------------------------------------------------------

[Graphs comparing the Parent's daily stock price indexed to (equal to 100 on) January 5, 1996 compared with those of the Comparable E&C Companies and an index comprising the Comparable E&C Companies from January 5, 1996 to March 3, 1999; the index of the Parent's stock price on March 3, 1999 was 97, compared to a range of 28 to 185 for the Comparable E&C Companies]


Source: Bloomberg Financial Services.

----------
1 Index includes FLR, FWC, GVA, MK and SW.

Summary Financial Performance Of Comparable Companies
--------------------------------------------------------------------------------
(Dollar amounts in millions, except per share)

                                                           Offshore Construction Companies
                        ------------------------------------------------------------------------------------------------------
                                                                                            Horizon
                        Bouygues       Cal Dive     Coflexip      Global2    Gulf Island    Offshore   Oceaneering     Stolt1
                        ---------     ---------    ---------     ---------   -----------   ---------   -----------   ---------
TTM Ended                 6/30/98       9/30/98      9/30/98       9/30/98      9/30/98      9/30/98      9/30/98     11/30/98
Current Year Ended       12/31/98      12/31/98     12/31/98      12/31/98     12/31/98     12/31/98      3/31/99     11/30/99

Adjusted Market Value   $   310.3     $   192.4    $ 1,082.2     $   700.2    $    75.6    $   163.5    $   325.1    $   600.3
Adjusted Book Value         (13.1)         89.4        578.0         605.8         65.6        152.5        262.4        629.0

TTM Results
Revenues                $   832.8     $   148.1    $ 1,320.9     $   420.7    $   184.2    $   101.7    $   381.3    $   766.4

Gross Profit                130.9          56.9        403.8         156.4         37.9         27.6        107.2        182.0
Gross Margin                 15.7%         38.4%        30.6%%        37.2%        20.6%        27.1%        28.1%        23.7%

EBITDA                       48.5          41.4        296.5         131.2         31.9         20.7         66.4        115.4
EBITDA Margin                 5.8%         28.0%        22.4%         31.2%        17.3%        20.3%        17.4%        15.1%

Net Income                   37.7          23.8        137.4          55.0         17.7         10.1         23.8         49.2
Net Income Margin             4.5%         16.1%        10.4%%        13.1%         9.6%         9.9%         6.2%         6.4%

Cash Flow                    54.7          32.3        219.3          93.9         21.6         13.4         50.3         95.9
Cash Flow Margin              6.6%         21.8%        16.6%         22.3%        11.7%        13.2%        13.2%        12.5%

Projected Results3
1998 EBITDA             $    53.6     $    41.9    $   280.7     $   116.9    $    32.8    $    27.5         72.3          N/A
1999 EBITDA                  62.3          34.0        265.3          85.2         21.7         22.3         74.6    $   132.5
2000 EBITDA                   N/A          40.5          N/A         112.6         25.3         15.1          N/A        152.8

1998 Net Income              42.3          23.4        124.4          49.6         18.7         13.7         25.3          N/A
1999 Net Income              50.4          18.3        114.4          29.0         11.5         10.3         26.6         53.4
2000 Net Income               N/A          22.6          N/A          46.8         13.8         15.9          N/A         66.6

1998 Cash Flow               58.8          32.0        213.7          79.7         22.9         17.8         53.4          N/A
1999 Cash Flow               66.9          26.9        203.7          59.1         15.6         14.5         54.8        100.1
2000 Cash Flow                N/A          31.1          N/A          76.9         18.0         20.0          N/A        113.3

                                                 E&C Companies                                    Mars
                        -------------------------------------------------------------    ----------------------
                                      Foster                   Morrison      Stone &                  Excluding
                          Fluor      Wheeler1      Granite     Knudsen       Webster     Beneficial    Jupiter
                        ---------    ---------    ---------    ---------    ---------    ----------   ---------
TTM Ended                 7/31/98      9/30/98      9/30/98      8/31/98      9/30/98      3/31/99      3/31/99
Current Year Ended       10/31/98     12/31/98     12/31/98     11/30/98     12/31/98      3/31/99      3/31/99

Adjusted Market Value   $ 2,997.3    $ 1,667.4    $   744.6    $   440.4    $   395.9    $   933.2    $   618.1
Adjusted Book Value       1,873.5      1,740.6        328.2        295.1        405.9        406.8        436.0

TTM Results
Revenues                $14,212.7    $ 4,215.9    $ 1,197.9    $ 1,758.2    $ 1,279.9    $ 2,700.2    $ 1,814.3

Gross Profit                701.9        503.2        180.0        115.5         60.2        567.1        381.1
Gross Margin                  4.9%        11.9%        15.0%         6.6%         4.7%        21.0%        21.0%

EBITDA                      693.0        264.1         99.9         91.8         44.2        258.9        153.1
EBITDA Margin                 4.9%         6.3%         8.3%         5.2%         3.5%         9.6%         8.4%

Net Income                  259.6          NMF         42.1         40.1         18.9        156.4         78.4
Net Income Margin             1.8%         N/A          3.5%         2.3%         1.5%         5.8%         4.3%

Cash Flow                   533.2          NMF         80.3         66.0         34.8        236.7        120.3
Cash Flow Margin              3.8%         N/A          6.7%         3.8%         2.7%         8.8%         6.6%

Projected Results3
1998 EBITDA             $   644.6    $   248.2    $   102.5    $    91.0    $    43.1    $   258.9    $   153.1
1999 EBITDA                 646.9        235.3        110.0        107.3         60.6        234.2        166.0
2000 EBITDA                 643.4        217.7        118.3        119.5         74.3        280.4        206.9

1998 Net Income             225.0         74.9         46.3         36.9         16.6        156.4         78.4
1999 Net Income             226.5         67.2         51.1         45.4         27.8        110.7         74.6
2000 Net Income             224.3         56.6         56.5         51.8         36.5        143.0         98.8

1998 Cash Flow              503.2        140.7         84.5         63.3         34.0        236.7        120.3
1999 Cash Flow              504.7        132.9         89.4         71.8         45.2        185.7        111.6
2000 Cash Flow              502.5        122.3         94.8         78.2         53.9        213.4        136.5

----------
1 Foster Wheeler was forced to significantly restate net income by the SEC regarding provisions for losses on an unprofitable operating lease. This causes the company's TTM net income and cash flow results to be not meaningful when compared to pro forma, analyst expectations.
2 Global is changing its year end to December.
3 Source: First Call.

Relative Performance: Mars (Excluding Jupiter)
--------------------------------------------------------------------------------

Graphs comparing the Parent's 5-year, 3-year and 1-year EBITDA margin averages and compounded annual revenue growth rates with those of the Comparable E&C Companies; the Parent's 5-year, 3-year and 1-year revenue growth rates were (0.6%), (3,0%) and (3.2%), respectively, compared to ranges of 10.3% to 37.3%, 1.0% to 18.6% and (0.4%) to 16.5%, respectively, for the Comparable E&C Companies; the Parent's 5-year, 3-year and 1-year average EBITDA margins were 3.7%, 5.8% and 8.4% respectively, compared to ranges of 2.6% to 7.7%, 4.5% to 7.7% and 3.5% to 8.3%, respectively, for the Comparable E&C Companies.

1 Excludes Morrison Knudsen.

Summary Valuation Multiples Of Comparable Companies
--------------------------------------------------------------------------------

                                                             Offshore Construction Companies
                          -----------------------------------------------------------------------------------------------------
                                                                                Horizon       Gulf
                          Bouygues       Cal Dive     Coflexip      Global      Offshore      Island     Oceaneering     Stolt
                          --------       --------     --------     --------     --------     --------    -----------    -------
Adjusted Market Value To:
Adjusted Book Value           NMF          2.2x         1.9x          1.2x         1.1x         1.2x         1.2x         1.0x

1998 EBITDA                  5.8x          4.6x         3.9x          6.0x         5.9x         2.3x         4.5x         5.2x
1999 EBITDA                  5.0x          5.7x         4.1x          8.2x         7.3x         3.5x         4.4x         4.5x
2000 EBITDA                   N/A          4.7x          N/A          6.2x        10.8x         3.0x          N/A         3.9x

Equity Value To:
1998 Net Income             10.7x          9.0x         8.6x          9.7x         8.1x         4.0x         9.3x         7.7x
1999 Net Income              9.0x         11.5x         9.3x         16.5x        10.7x         6.6x         8.8x         7.1x
2000 Net Income               N/A          9.4x          N/A         10.3x         7.0x         5.5x          N/A         5.7x

1998 Cash Flow               7.7x          6.6x         5.0x          6.0x         6.2x         3.3x         4.4x         4.0x
1999 Cash Flow               6.7x          7.9x         5.2x          8.1x         7.6x         4.8x         4.3x         3.8x
2000 Cash Flow                N/A          6.8x          N/A          6.2x         5.5x         4.2x          N/A         3.3x


                                                    E&C Companies                                    Mars
                           -------------------------------------------------------------    ----------------------
                                         Foster                   Morrison      Stone &                  Excluding
                             Fluor      Wheeler       Granite     Knudsen       Webster     Beneficial    Jupiter
                           ---------    ---------    ---------    ---------    ---------    ----------   ---------
Adjusted Market Value To:
Adjusted Book Value           1.6x         1.0x         2.3x         1.5x         1.0x          2.3x       1.3x

1998 EBITDA                   4.7x         6.7x         7.3x         4.8x         9.2x          3.6x       4.0x
1999 EBITDA                   4.6x         7.1x         6.8x         4.1x         6.5x          4.1x       3.7x
2000 EBITDA                   4.7x         7.7x         6.3x         3.7x         5.3x          3.3x       3.0x

Equity Value To:
1998 Net Income              11.7x         6.7x        15.3x        13.7x        20.9x          2.6x1      1.7x1
1999 Net Income              11.7x         7.4x        13.8x        11.1x        12.4x          4.4x1      1.8x1
2000 Net Income              11.8x         8.8x        12.5x         9.7x         9.5x          3.1x1      1.3x1

1998 Cash Flow                5.3x         3.5x         8.4x         8.0x        10.2x          1.8x1      1.0x1
1999 Cash Flow                5.2x         3.8x         7.9x         7.0x         7.6x          2.3x1      1.1x1
2000 Cash Flow                5.3x         4.1x         7.5x         6.4x         6.4x          2.0x1      0.9x1

----------
1 Net income and cash flow multiples have been adjusted to exclude the effects of excess cash.

Comparable Manufacturing Company Descriptions
--------------------------------------------------------------------------------

          Company                                      Description
--------------------------------        ----------------------------------------
Cummins Engine Company, Inc.            Designs and manufactures diesel engines
                                        and related products for the trucking,
                                        power generation, bus, industrial,
                                        marine and government markets worldwide.
                                        Engines range from 64 to over 6,000
                                        horsepower and are sold in over 130
                                        countries.

Detroit Diesel Corp.                    Designs, manufactures and provides
                                        aftermarket remanufactured products for
                                        a full range of diesel and alternative
                                        fuel engines. Products are designed for
                                        trucking, automotive, power generation
                                        and marine industries. Engines range
                                        form 10-10,000 horsepower and are sold
                                        in over 130 countries.

Magnetek, Inc.                          Manufactures electrical equipment
                                        products and provides related repair and rebuilding services to utility and industrial customers. Products include motors, generators, transformers, lighting ballasts, speed drives and power conversion systems. The company serves the original equipment, electricity generation, military and new construction markets. The company sells products worldwide.

United Dominion Industries, Ltd.        Manufactures proprietary engineered
                                        products in the flow technology,
                                        machinery, specialty engineered products and test instrumentation business segments. The company operates in 89 locations in 18 countries.

Summary Financial Performance Of Comparable Manufacturing Companies
--------------------------------------------------------------------------------
(Dollar amounts in millions)

                                                                                                  Mars
                                                                                       --------------------------
                         Cummins                                         United                         Excluding
                         Engine      Detroit Diesel     Magnetek        Dominion       Beneficial        Jupiter
                        --------     --------------     --------        --------       ----------       ---------
Fiscal Year End         12/31/98        12/31/98         6/30/99        12/31/99         3/31/99         3/31/99
TTM Ended                9/30/98         9/30/98        12/31/98        12/31/98         3/31/99         3/31/99

Adjusted Market Value   $2,944.4        $  656.5        $  606.0        $1,414.8        $  933.2        $  618.1
Adjusted Book Value      2,635.0           480.2           465.0         1,525.0           406.8           436.0

TTM Results
Revenues                $6,219.0        $2,250.8        $1,178.2        $2,020.4        $2,700.2        $1,814.3

Gross Profit             1,565.0           569.1           262.0           683.4           567.1           381.1
Gross Profit Margin         25.2%           25.3%           22.2%           33.8%           21.0%           21.0%

EBITDA                     510.0           115.3           107.5           236.7           258.9           153.1
EBITDA Margin                8.2%            5.1%            9.1%           11.7%            9.6%            8.4%

Net Income                 231.0            38.1            31.3           104.7           156.4            78.4
Net Income Margin            3.7%            1.7%            2.7%            5.2%            5.8%            4.3%

Cash Flow                  419.0            84.9            69.6           169.6           236.7           120.3
Cash Flow Margin             6.7%            3.8%            5.9%            8.4%            8.8%            6.6%

Projected Results1
1998 EBITDA             $  431.4        $   98.7             N/A        $  196.7        $  258.9        $  153.1
1999 EBITDA                441.4           102.5        $   78.5           202.9           234.2           166.0
2000 EBITDA                457.6           104.9            88.1           213.4           280.4           206.9

1998 Net Income         $  139.4        $   40.6             N/A        $   87.6           156.4            78.4
1999 Net Income            149.4            44.3        $   29.4            93.7           110.7            74.6
2000 Net Income            165.6            46.8            39.0           104.3           143.0            98.8

1998 Cash Flow          $  336.7        $   87.0             N/A        $  152.5           236.7           120.3
1999 Cash Flow             346.7            90.7        $   67.1           158.6           185.7           111.6
2000 Cash Flow             362.9            93.2            76.7           169.2           213.4           136.5

Source: First Call.

Comparable Manufacturing Company Valuation Multiples
--------------------------------------------------------------------------------

                                                                                                    Mars
                                                                                           ----------------------
                                         Cummins      Detroit                   United                  Excluding
                                         Engine       Diesel       Magnetek    Dominion    Beneficial    Jupiter
                                         -------      -------      --------    --------    ----------   ---------
Ratio Of Adjusted Market Value To:
Adjusted Book Value                        1.1x         1.4x         1.3x         0.9x        2.3x         1.3x

1998 EBITDA                                6.8x         6.6x          N/A         7.2x        3.6x         4.0x
1999 EBITDA                                6.7x         6.4x         7.7x         7.0x        4.1x         3.7x
2000 EBITDA                                6.4x         6.3x         6.9x         6.6x        3.3x         3.0x

Ratio Of Market Equity Value To:
1998 Net Income                           11.5x        13.3x          N/A         9.0x        2.6x1        1.7x1
1999 Net Income                           10.8x        12.2x        11.3x         8.4x        4.4x1        1.8x1
2000 Net Income                            9.7x        11.5x         8.5x         7.5x        3.1x1        1.3x1

1998 Cash Flow                             4.8x         6.2x          N/A         5.2x        1.8x1        1.0x1
1999 Cash Flow                             4.6x         6.0x         4.9x         5.0x        2.3x1        1.1x1
2000 Cash Flow                             4.4x         5.8x         4.3x         4.7x        2.0x1        0.9x1

Source: First Call.

----------
1 Net income and cash flow multiples have been adjusted to exclude the effects of excess cash.

Comparison Of Multiples
--------------------------------------------------------------------------------

                                              Mars
                                    ------------------------
                                                   Excluding     Representative
     Mars Fiscal Years              Beneficial      Jupiter         Multiples
-------------------------           ----------     ---------     --------------
Adjusted Market Value To:
Adjusted Book Value                    2.3x           1.3x         1.0x -  1.5x

1999 EBITDA                            3.6x           4.0x         5.0x -  6.5x
2000 EBITDA                            4.1x           3.7x         4.5x -  6.0x
2001 EBITDA                            3.3x           3.0x         4.5x -  5.5x

Equity Value To:
1999 Net Income                        2.9x           2.3x        11.0x - 14.0x
2000 Net Income                        4.3x           1.8x        10.0x - 13.0x
2001 Net Income                        3.1x           1.3x         9.0x - 11.0x

1999 Cash Flow                         1.9x           1.2x         5.0x -  7.0x
2000 Cash Flow                         2.3x           1.1x         5.0x -  6.5x
2001 Cash Flow                         2.0x           0.9x         4.5x -  6.5x

Weekly Average Trading Volume1
--------------------------------------------------------------------------------

[Graphs comparing the Parent's weekly average trading volume from January 1, 1998 to March 3, 1999 expressed as a percent of shares outstanding and as a dollar amount compared with that of the Comparable E&C Companies; the Parent's average weekly trading volume as a percent of shares outstanding and in dollars was 2.11% and $27 million, respectively, compared to ranges for the Comperable E&C Companies of 0.63% to 2.75% and $2.3 million to $75.9 million, respectively]

----------
1 Average since January 1, 1998.

Wall Street's Views On Mars
--------------------------------------------------------------------------------

                         Rating/
    Analyst/Date       Stock Price                Selected Comments
--------------------   -----------    ------------------------------------------
Johnson Rice               Buy        "We believe the pervasive negativism
  1/28/99                $21.69       toward energy-related stocks is an
                                      opportunity for value-oriented investors to buy Mars at attractive prices."

                                      "Management indicated revenues (for Marine
                                      Construction) are expected to decrease by 35 percent in F00...the outlook for power generated systems over the next year is stable...the outlook for this consistent segment (Government) remains positive."

                                      "To date, management of Mars has shown
                                      excellent judgment."

Lazard Freres & Co.        Buy        "We continue to expect a variety of
   1/28/99              $21 11/16     actions from capital spending
                                      announcements, possible acquisitions to
                                      additional share repurchases and
                                      organizational restructuring. We remain
                                      confident that this management team is
                                      focused on increasing shareholder value."

                                      "In the power generation business,
                                      management pointed to a contract win in
                                      Egypt...to illustrate how the lower cost structure has improved their competitive position."

                                      "We are maintaining our Buy recommendation with a price target of $35.00 per share...we have lowered our price target by $10.00 per share from $45.00."

Salomon Smith Barney    Outperform/   "While the outlook for the marine
                         High Risk    construction and power generation markets
                            $29       remains tough for the next one to 11/13/98
                                      two years, we have based our positive
                                      recommendation on the continuation of
                                      restructuring efforts in all of Mars'
                                      operations."

                                      "The outlook for Jupiter is cautious...the outlook for PG and Govt is stable to slightly improved, however."

                                      "We have lowered our fiscal 2000 EPS
                                      estimate to $2.05 from $2.30, to reflect the impact of lower marine construction activity."

                                      "We reiterate our Outperform, High Risk
                                      rating with a $42 price target."

                                      "Management indicated that the market
                                      outlook for PG is flat. However, the
                                      company has been able to reduce its cost basis considerably, and is now relatively cost competitive with its peers."